Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 7.6% INCREASE IN 2017 THIRD QUARTER SALES

RAISES 2017 SALES GUIDANCE

New York, New York, October 24, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2017, net sales increased 7.6% to $169.5 million as compared to $157.6 million for the corresponding period of the prior year. The average euro to dollar exchange rate was 1.17 in the third quarter of 2017, as compared to 1.12 in the third quarter of 2016, reflecting a weakened U.S. dollar. At comparable foreign currency exchange rates, consolidated third quarter net sales increased 5.2%. Inter Parfums plans to issue results for the 2017 third quarter after the close of the market on November 8, 2017.

Net Sales:

	Three months ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
	($ in millions)

European based product sales	$134.6	$123.4	9.1%	$361.0	$304.1	18.7%
United States based product sales	34.9	34.2	2.0%	80.7	82.2	(1.8)%
	$169.5	$157.6	7.6%	$441.7	$386.3	14.3%

Discussing European based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, “During the current third quarter, Montblanc, Coach and Rochas brand sales rose 13%, 34% and 33%, respectively, over the comparable period last year. Jimmy Choo brand sales were essentially unchanged in this year’s third quarter and Lanvin brand sales were down about 8%. However year-to-date, Jimmy Choo and Lanvin brand sales were up 24% and 14%, respectively. The outstanding performance of our two newest brands, Coach and Rochas, is especially gratifying. Strong sales of the Coach women's line which rolled out in 2016, combined with the recent launch of the brand’s signature scent for men, produced the excellent brand sales growth in the third quarter. The dramatic increase in Rochas fragrance sales was primarily attributable to the strength of the Eau de Rochas line and the successful rollout of Mademoiselle Rochas in around fifteen markets thus far.”

On the subject of U.S. based operations, Mr. Madar continued, “Initial shipments of Icon Racing by Dunhill and Fantasia by Anna Sui began in September, which contributed to the increase in third quarter sales. However, this quarterly comparison is an unusually difficult one due to the 19% comparable quarter increase in net sales achieved in last year’s third quarter as a result of the international rollout of the Abercrombie & Fitch men’s scent, First Instinct, and the Hollister fragrance duo, Wave.”

Inter Parfums, Inc. News Release	Page 2
October 24, 2017

Raises 2017 Sales Guidance and Announces Release Date of 2018 Initial Guidance

Mr. Greenberg noted, “Based upon year-to-date sales growth of over 14%, our expectations for a good fourth quarter combined with the favorable impact on sales of a weaker dollar, we are raising our 2017 sales guidance range to between $575 million and $580 million. Our previous 2017 sales guidance had been in the range of $560 million to $570 million. We will review our 2017 guidance for net income when we issue results for the third quarter on November 8, 2017. In addition, we have scheduled November 13, 2017, after the close of the market, for the release of our initial 2018 guidance.” Guidance assumes the dollar remains at current levels.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com